FingerMotion Reports Q1 2023 Financial Results

NEW YORK, NY / ACCESSWIRE / July 18, 2022 / FingerMotion, Inc. (Nasdaq:FNGR) (the “Company” or “FingerMotion”), a mobile services and data company, is pleased to report its financial results for the first quarter ended May 31, 2022. To review the full financial results, please view the Company’s recent Form 10-Q filing on the SEC’s website at www.sec.gov/edgar/search or on the Company’s website at www.fingermotion.com/investor-relations/financial-information/details, which should be read in connection with this news release.

Q1 2023 Financial Summary (results expressed in US$ unless otherwise indicated):

●	Reported record quarterly revenue of $4.86 million (includes SMS & MMS and Telecommunications Products & Services businesses);

●	Reported quarterly decline in SMS & MMS business revenue of $.82 million or 20% compared to Q1 2022;

●	Reported quarterly decline in Telecommunications Products & Services business revenue of $.22 million or 13% compared to Q1 2022;

●	No revenues was recorded in the quarter for Big Data;

●	Reported quarterly cost of revenue of $4.48 million which was a decrease of $.90 million or 17% compared to Q1 2022;

●	Reported quarterly loss of $1.44 million which was an increase of $.53 million or 58% compared to Q1 2022;

●	Basic and Diluted loss per share of $0.03 versus a loss per share of $0.02 for Q1 2022;

●	On May 31, 2022, FingerMotion had $805,548 in cash, a working capital surplus of $3,515,768 and a positive shareholders equity of 3,773,462;

●	Total Assets were $9.21 million, Total Current Liabilities were $5.31 million and Total Liabilities were $5.43 million; and

●	42,777,260 common shares were issued and outstanding as of May 31, 2022.

The first quarter generated $4.86 million in revenue. Softness in the quarter was a direct result of “lockdowns” in China which had a significant effect on operations, but towards the end of the quarter, were returning to pre-lockdown levels. “One factor that that seems to be overriding the softness experienced during the lockdown is the migration to 5G,” stated Martin Shen, CEO of FingerMotion. “The mobile recharge business has strong underpinnings and is expected to continue its growth trajectory and a government stimulus plan may provide a boost to revenue as mobile phone sales started trickling in.”

General and administrative expenses increased by $59,803 or 5% during the quarter compared to Q1 2022, which was primarily attributable to costs that are a consequence of building out our 5 lines of business simultaneously. Research and development expenses increased to $211,647 during the quarter which was up 56% from Q1 2022 due to an increase in headcount and higher data access and usage fees charged by the telecom companies.

“We are pleased to announce that the company officially launched its device protection insurance program that has the potential for compounding growth month over month if subscriber growth hits expected targets,” stated Martin Shen, CEO of FingerMotion.

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China. As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users. The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases. FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

For further information e-mail: info@fingermotion.com

718-269-3366

Safe Harbor Statement

This release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements give our current expectations of forecasts of future events. All statements other than statements of current or historical fact contained in this release, including statements regarding our future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, regulatory approvals or the impact of any laws or regulations applicable to us, and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “should,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “project,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed or implied in our forward-looking statements for various reasons. Factors that could contribute to such differences include, but are not limited to: international, national and local general economic and market conditions; demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to manage its VIE contracts; the ability of the Company to maintain its relationships and licenses in China; adverse publicity; competition and changes in the Chinese telecommunications market; fluctuations and difficulty in forecasting operating results; business disruptions, such as technological failures and/or cybersecurity breaches; and the other factors discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.